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                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549-1004


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported)
                                  May 6, 1996


                       Smith's Food & Drug Centers, Inc.
             (Exact name of registrant as specified in its charter)


Delaware                           001-10252                 87-0258768
(State or other             (Commission File Number)      (I.R.S. Employer
jurisdiction of                                           Identification Number)
incorporation)


1550 South Redwood Road                                    84104
Salt Lake City, UT                                         (Zip Code)
(Address of principal
executive offices)


       Registrant's telephone number, including area code (801) 974-1400
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Item 5.  Other Events

     Smith's Food & Drug Centers, Inc. (the "Company") has previously entered into a definitive Recapitalization Agreement and Plan of Merger, dated as of January 29, 1996 (the "Recapitalization Agreement"), with Cactus Acquisition, Inc., a wholly owned subsidiary of the Company ("Acquisition"), Smitty's Supermarkets, Inc. ("Smitty's") and The Yucaipa Companies ("Yucaipa"). In the Recapitalization Agreement, the Company has agreed to (i) commence a self tender offer (the "Offer") to purchase 50% of the Company's outstanding common stock for $36.00 in cash per share and (ii) consummate the merger of Smitty's with Acquisition pursuant to which Smitty's will become a wholly owned subsidiary of the Company and stockholders of Smitty's will receive 3,038,888 shares of the Company's Class B Common Stock (the "Merger"). On April 25, 1996, the Company commenced the Offer and, on or about such date, the Company also mailed to the Company's stockholders its Offer to Purchase, together with the related Letter of Transmittal and other Offer materials, and its definitive Proxy Statement for the solicitation of proxies at the Company's Annual Meeting of Stockholders scheduled for May 23, 1996 (the "Stockholders' Meeting"). It is anticipated that the Offer, the Merger and the other transactions contemplated by the Recapitalization Agreement (collectively, the "Transactions") will close promptly following the Stockholders' Meeting.

     The Company has recently filed an amendment to its registration statement on Form S-3 (File No. 333-01601) (the "Registration Statement") pursuant to which the Company has amended the contemplated capital structure of the Company for financing a portion of the Transactions. The Company had originally intended to issue a series of $150 million of senior notes, a series of $350 million of senior subordinated notes and a series of $75 million of cumulative redeemable exchangeable preferred stock to raise a portion of the financing of the Transactions. As amended, the Registration Statement currently provides for the issuance of a single series of senior subordinated notes due 2007 (the "Notes") in an aggregate principal amount of $575 million, rather than the issuance of three separate series of securities of the Company. The Company believes that the simpler capital structure will enable the Company to manage more efficiently its current and future sources of liquidity and capital resources.

     As a result of the Company's amendment of its contemplated capital structure, the Company has amended the Unaudited Pro Forma Financial Data contained in the Registration Statement, which give effect to the Transactions as well as the sale, lease and closure of the Company's Southern California operations and the disposition of the Company's closed stores and excess land in California. The amendments to the Company's Unaudited Pro Forma Financial Data reflect, among other things, (i) an increase in the Company's interest expense to $141.7 million from $132.3 million, (ii) an increase in income (loss) applicable to common shares to $3.8 million (or $.24 per common share) from negative $.4 million (or negative $.03 per common share),

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(iii) an increase in total long-term debt to $1,431.8 million from $1,356.8 million and (iv) an increase in the Company's ratio of earnings to fixed charges and preferred stock dividends to 1.06x from 1.01x, in each case, as applicable, for the 52 week period ended or as of December 30, 1995.

     The Company has filed with this report the amended Unaudited Pro Forma Financial Data which the Company included in its amendment of the Registration Statement and such amended Unaudited Pro Forma Financial Data are incorporated herein by reference. The information set forth above shall not be deemed to constitute either an offer to sell, or the offer to purchase, any security. Any such offer to sell or offer to purchase will be made only by means of a prospectus or an offer to purchase.
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Item 7.   Financial Statements and Exhibits

     (a)  Financial Statements of the business acquired.

          Not applicable.

     (b)  Pro forma financial information.

          The Unaudited Pro Forma Financial Data filed as Exhibit 99.1 herewith is incorporated herein by reference. Such Unaudited Pro Forma Financial Data has been filed with the Securities and Exchange Commission as part of an amendment to the Company's Registration Statement for the Notes. Capitalized terms included in the Unaudited Pro Forma Financial Data, and the related notes thereto, shall have the meanings given to them in the Registration Statement, as the context requires.

     (c)  Exhibits.

          99.1 The Company's Unaudited Pro Forma Financial Data



                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              SMITH'S FOOD & DRUG CENTERS, INC.


May 7, 1996                 By:     /s/ Michael C. Frei
                                     -------------------------
                              Name:       Michael C. Frei
                              Title:      Senior Vice President and
                                          General Counsel